Exhibit 99.1

GOLDEN MINERALS ANNOUNCES EQUITY FINANCING

GOLDEN, Colo., September 14, 2012 /PRNewswire/ — Golden Minerals Company (NYSE MKT: AUMN) (TSX: AUM) (“Golden Minerals” or the Company”) is pleased to announce that it has entered into an underwriting agreement with Wells Fargo Securities to sell 5,497,504 units, comprised of one share of common stock and a five year warrant to acquire one half of a share of common stock at an exercise price of US$8.42, at a price of US$5.75 per unit, for gross proceeds of US$ 31.6 million. Net proceeds, after underwriting discounts and estimated offering costs, will be approximately US$29.5 million.

Golden Minerals intends to use the net proceeds from the offering to continue the further development and incremental expansion of the Velardena Operations in Mexico, including mine development, mine equipment acquisitions and plant upgrades in connection with the planned ramp-up to 850 tonnes per day throughput, engineering, design and other work related to the planned expansion to 1,150 tonnes per day and for working capital and other general corporate purposes.

The underwritten offering is expected to be completed on September 19, 2012 and is subject to certain conditions including, but not limited to, the receipt of all necessary approvals including the approval of the NYSE MKT, the Toronto Stock Exchange and other securities regulatory authorities.

Any offer or sale in the underwritten offering will be made only pursuant to a prospectus supplement filed today with the Securities and Exchange Commission, together with the accompanying base prospectus, included in a registration statement previously filed and declared effective. The prospectus supplement and base prospectus are available on EDGAR. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction. Offers may be made only by means of the prospectus supplement and the accompanying prospectus, copies of which may be obtained by contacting Wells Fargo Securities (1) by mail at 375 Park Avenue, New York, New York 10152, Attn: Equity Syndicate Dept., or (2) by emailing cmclientsupport@wellsfargo.com or (3) by telephone at (800) 326-5897.

The Sentient Group, the Company’s largest stockholder, has informed the Company that it intends to purchase, in a private offering pursuant to Regulation S under the U.S. Securities Act of 1933, approximately 1.37 million units, comprised of one share of common stock and a five year warrant to acquire one half of a share of common stock at an exercise price of US$8.42, at a price of US$5.75 per unit, for gross proceeds of US$7.9 million. Net proceeds of the private offering, after discounts and estimated offering costs, would be approximately US$ 7.4 million. The Company intends to use the proceeds of the private offering for the purposes described above. The Company expects the private offering to be completed on or about September 19, 2012, subject to certain conditions including the conditions specified above.

About Golden Minerals

Golden Minerals Company is a Delaware corporation based in Golden, Colorado, primarily engaged in silver and gold mining at its Velardena Operations in Mexico and advancement of the evaluation stage El Quevar project in Argentina.

GOLDEN MINERALS COMPANY

350 Indiana Street — Suite 800 — Golden, Colorado 80401 —  Telephone (303) 839-5060 —  Fax (303) 839-5907

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and applicable Canadian securities laws, including statements regarding Golden Minerals’ expectations regarding the completion, timing and net proceeds of the offering and the private offering, and the anticipated use of proceeds of the offering and the private offering. These statements are subject to risks and uncertainties including whether the proposed offering and private offering are completed, whether required approvals are received, disruptions in the financial markets, changes in the use of proceeds due to unanticipated developments at the Velardena Operations or other opportunities, and other factors that may cause actual results, performance or achievements to be materially different from those expressed or implied.  Golden Minerals assumes no obligation to update this information. Additional risks relating to Golden Minerals maybe found in the periodic and current reports filed with the SEC and Canadian securities regulatory authorities by Golden Minerals, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

For additional information please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

Jerry W. Danni

(303) 839-5060

Executive Vice President

SOURCE: Golden Minerals Company